Exhibit 10.1

TERMINATION AGREEMENT

THIS AGREEMENT dated as of April 30, 2010 (“Effective Date”) by and between China Kangtai Cactus Bio-Tech, Inc., a Nevada corporation (the “Company”), and Seaside 88, LP, a Florida limited partnership (“Seaside”).

WHEREAS, the parties have entered into a Common Stock Purchase Agreement dated as of November 5, 2009 (the “Original Agreement”), pursuant to which the Company agreed to issue and sell up to 2,100,000 shares of the Company’s common stock (the “Common Stock”), and Seaside had agreed to purchase up to 150,000 shares of the Common Stock at two-week intervals, subject to the satisfaction of customary closing conditions; and

WHEREAS, the parties wish to terminate the Original Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
The Original Agreement is hereby terminated effective the date of this Agreement and all terms and obligations under the Original Agreement and shall have no further force or effect as of the date hereof.

2.
The parties hereby release and forever discharge one another from all actions, causes of actions, suits, debts, obligations, claim and demands whatsoever which they have or hereafter can, shall have under the terms of the Original Agreement.

3.	This Agreement shall inure to the benefit of and be binding upon the respective assigns and successors of each of the parties hereto.

4.
This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

China Kangtai Cactus Bio-Tech, Inc.		Seaside 88, LP

By:	/s/ Jinjiang Wang	By:	/s/ William Ritger
	Jinjiang Wang, President		William Ritger, General Partner